American Skandia Trust
For the period ended 12/31/05
File number 811-5186
SUB-ITEM 77D-10


AMERICAN SKANDIA TRUST

Supplement dated December 19, 2005 to the

Statement of Additional Information dated May 1, 2005

This supplement sets forth the changes to the American
Skandia Trust ("AST" or the "Trust") Statement of
Additional Information ("SAI") dated May 1, 2005. All of the Portfolios discussed in this supplement may not be available under your variable contract. For more information about the Portfolios available under your contract, please refer to your contract prospectus. The following should be read in conjunction with the AST SAI and should be retained for future reference.

This supplement sets forth the changes to the SAI with respect to AST Goldman Sachs High Yield Portfolio, AST
Large-Cap Value Portfolio and AST Small-Cap Value Portfolio that will be effective on or about March 20, 2006.

A.             Effective on or about March 20, 2006,
Pacific Investment Management Company LLC ("PIMCO") will join Goldman Sachs Asset Management, L.P. ("GSAM") as sub-advisors to the AST Goldman Sachs High Yield Portfolio.
Effective on or about March 20, 2006, the AST Goldman Sachs
High Yield Portfolio will change its name to the AST High
Yield Portfolio.

The following supplements the table titled "Sub-advisory
Fee Rates" and is inserted after the disclosure of GSAM's fee rates for the Portfolio:

Sub-advisory Fee Rates


Sub-
advis
or

Fee

PIMCO

0.25% of average daily
net assets.



The following supplements the discussion titled "Corporate
Structure":

Pacific Investment Management Company LLC ("PIMCO"), a
Delaware limited liability company, is a majority-owned subsidiary of Allianz Dresdner Asset Management of America
L.P., ("ADAM LP").  Allianz Aktiengesellschaft ("Allianz
AG") is the indirect majority owner of ADAM LP. Allianz AG is a European-based, multinational insurance and financial services holding company.

The following information supplements the chart titled
"Portfolio Managers" and is inserted after the disclosure for the GSAM portfolio managers of the Portfolio:





Portf
olio
Manag
er(s)

Registered
Investment
Companies

Other Pooled
Investment Vehicles

Other
Accounts

Raymo
nd G.
Kenne
dy

9 Registered
Investment
Companies with
approximately $14
billion in total
assets under
management*

6 Unregistered Pooled
Investment Vehicles with
approximately $2 billion
in assets under
management*

14 Other Accounts
with
approximately $3
billion in total
assets under
management*





* As of November 30, 2005 and none of fees are paid based on performance.

The following information supplements the chart titled
"Portfolio Manager Compensation/Material Conflicts of
Interest" and is inserted after the disclosure for the GSAM portfolio managers of the Portfolio:

Compensation Structure and Method(s)/Material Conflicts of
Interest

PIMCO

Portfolio Manager Compensation

PIMCO has adopted a "Total Compensation Plan" for its professional level employees, including its portfolio managers, that is designed to pay competitive compensation and reward performance, integrity and teamwork consistent with the firm's mission statement. The Total Compensation
Plan includes a significant incentive component that rewards high performance standards, work ethic and consistent individual and team contributions to the firm.
The compensation of portfolio managers consists of a base salary, a bonus, and may include a retention bonus.
Portfolio managers who are Managing Directors of PIMCO also receive compensation from PIMCO's profits. Certain employees of PIMCO, including portfolio managers, may elect to defer compensation through PIMCO's deferred compensation plan. PIMCO also offers its employees a non-contributory defined contribution plan through which PIMCO makes a contribution based on the employee's compensation. PIMCO's contribution rate increases at a specified compensation level, which is a level that would include portfolio managers.

Salary and Bonus . Base salaries are determined by considering an individual portfolio manager's experience and expertise and may be reviewed for adjustment annually.
Portfolio managers are entitled to receive bonuses, which may be significantly more than their base salary, upon attaining certain performance objectives based on predetermined measures of group or department success.
These goals are specific to individual portfolio managers and are mutually agreed upon annually by each portfolio manager and his or her manager. Achievement of these goals is an important, but not exclusive, element of the bonus decision process.


In addition, the following non-exclusive list of qualitative criteria (collectively, the "Bonus Factors") may be considered when determining the bonus for portfolio managers:

       3-year, 2-year and 1-year dollar-weighted and account-weighted investment performance as judged against the applicable benchmarks for each account managed by a portfolio manager (including the Funds) and relative to applicable industry peer groups;

       Appropriate risk positioning that is consistent with PIMCO's investment philosophy and the Investment
Committee/CIO approach to the generation of alpha;

       Amount and nature of assets managed by the portfolio manager;

       Consistency of investment performance across portfolios of similar mandate and guidelines (reward low dispersion);

       Generation and contribution of investment ideas in the context of PIMCO's secular and cyclical forums, portfolio strategy meetings, Investment Committee meetings, and on a day-to-day basis;

       Absence of defaults and price defaults for issues in the portfolios managed by the portfolio manager;

       Contributions to asset retention, gathering and client satisfaction;

       Contributions to mentoring, coaching and/or supervising; and

       Personal growth and skills added.

A portfolio manager's compensation is not based directly on the performance of any portfolio or any other account managed by that portfolio manager. Final award amounts are determined by the PIMCO Compensation Committee.

Retention Bonuses . Certain portfolio managers may receive a discretionary, fixed amount retention bonus, based upon the Bonus Factors and continued employment with PIMCO. Each portfolio manager who is a Senior Vice President or Executive Vice President of PIMCO receives a variable amount retention bonus, based upon the Bonus Factors and continued employment with PIMCO.

Investment professionals, including portfolio managers, are eligible to participate in a Long Term Cash Bonus Plan
("Cash Bonus Plan"), which provides cash awards that appreciate or depreciate based upon the performance of PIMCO's parent company, Allianz Global Investors of America
L.P. ("AGI"), and PIMCO over a three-year period. The aggregate amount available for distribution to participants is based upon AGI's profit growth and PIMCO's profit growth. Participation in the Cash Bonus Plan is based upon the Bonus Factors, and the payment of benefits from the Cash Bonus Plan, is contingent upon continued employment at PIMCO.

Profit Sharing Plan . Instead of a bonus, portfolio managers who are Managing Directors of PIMCO receive compensation from a non-qualified profit sharing plan consisting of a portion of PIMCO's net profits. Portfolio managers who are Managing Directors receive an amount determined by the Managing Director Compensation Committee, based upon an individual's overall contribution to the firm and the Bonus Factors. Under his employment agreement, William Gross receives a fixed percentage of the profit sharing plan.

Allianz Transaction Related Compensation . In May 2000, a majority interest in the predecessor holding company of PIMCO was acquired by a subsidiary of Allianz AG
("Allianz"). In connection with the transaction, Mr. Gross received a grant of restricted stock of Allianz, the last of which vested on May 5, 2005.

From time to time, under the PIMCO Class B Unit Purchase
Plan, Managing Directors and certain executive management
(including Executive Vice Presidents) of PIMCO may become eligible to purchase Class B Units of PIMCO. Upon their purchase, the Class B Units are immediately exchanged for Class A Units of PIMCO Partners, LLC, a California limited liability company that holds a minority interest in PIMCO and is owned by the Managing Directors and certain executive management of PIMCO. The Class A Units of PIMCO
Partners, LLC entitle their holders to distributions of a portion of the profits of PIMCO. The PIMCO Compensation
Committee determines which Managing Directors and executive management may purchase Class B Units and the number of Class B Units that each may purchase. The Class B Units are purchased pursuant to full recourse notes issued to the holder. The base compensation of each Class B Unit holder is increased in an amount equal to the principal amortization applicable to the notes given by the Managing
Director or member of executive management.

Portfolio managers who are Managing Directors also have long-term employment contracts, which guarantee severance payments in the event of involuntary termination of a Managing Director's employment with PIMCO.


Conflicts of Interest


From time to time, potential conflicts of interest may arise between a portfolio manager's management of the investments of a Fund, on the one hand, and the management of other accounts, on the other. The other accounts might have similar investment objectives or strategies as the Funds, track the same index a Fund tracks or otherwise hold, purchase, or sell securities that are eligible to be held, purchased or sold by the Funds. The other accounts might also have different investment objectives or strategies than the Funds.

Knowledge and Timing of Fund Trades . A potential conflict of interest may arise as a result of the portfolio manager's day-to- day management of a Fund. Because of their positions with the Funds, the portfolio managers know the size, timing and possible market impact of a Fund's trades. It is theoretically possible that the portfolio managers could use this information to the advantage of other

ASTSAISUP3

2



accounts they manage and to the possible detriment of a Fund.

Investment Opportunities . A potential conflict of interest may arise as result of the portfolio manager's management of a number of accounts with varying investment guidelines.
Often, an investment opportunity may be suitable for both a Fund and other accounts managed by the portfolio manager, but may not be available in sufficient quantities for both the Fund and the other accounts to participate fully.
Similarly, there may be limited opportunity to sell an investment held by a Fund and another account. PIMCO has adopted policies and procedures reasonably designed to allocate investment opportunities on a fair and equitable basis over time.

Under PIMCO's allocation procedures, investment opportunities are allocated among various investment strategies based on individual account investment guidelines and PIMCO's investment outlook. PIMCO has also adopted additional procedures to complement the general trade allocation policy that are designed to address potential conflicts of interest due to the side-by- side management of the Funds and certain pooled investment vehicles, including investment opportunity allocation issues.

Performance Fees . A portfolio manager may advise certain accounts with respect to which the advisory fee is based entirely or partially on performance. Performance fee arrangements may create a conflict of interest for the portfolio manager in that the portfolio manager may have an incentive to allocate the investment opportunities that he or she believes might be the most profitable to such other accounts instead of allocating them to a Fund. PIMCO has adopted policies and procedures reasonably designed to allocate investment opportunities between such other accounts and the Funds on a fair and equitable basis over time.

The following information supplements the table entitled
"Portfolio Manager Securities Ownership" and is inserted after the disclosure for the GSAM portfolio managers of the Portfolio.






Portfolio Manager(s)





Ownership of
Trust
Securities


Raymond G. Kennedy,
of PIMCO

None




B.             Effective on or about March 20, 2006, Dreman
Value Management LLC ("Dreman") will join Hotchkis & Wiley
Capital Management, LLC ("Hotchkis & Wiley") and J.P.
Morgan Investment Management, Inc. ("J.P. Morgan") as sub-advisors to the AST Large-Cap Value Portfolio.

The following supplements the table titled " Sub-advisory
Fee Rates" and is inserted after the disclosure of Hotchkis
& Wiley and J.P. Morgan's fee rates for the Portfolio.

Sub-advisory Fee Rates



Sub-
advis
or

Fee

Drema
n

0.30% of average daily net assets to $250 million; 0.25% of average daily net assets from $250 million to $500 million;
and 0.20% of average daily net assets over $500 million



The following information supplements the chart titled
"Portfolio Managers" and is inserted after the disclosure for the Hotchkis & Wiley and J.P. Morgan portfolio managers of the Portfolio.





Portf
olio
Manag
er(s)

Registered
Investment
Companies

Other Pooled
Investment
Vehicles

Other Accounts

David
N.
Drema
n

18 Registered
Investment Funds with
$11.4 billion in
total assets under
management.*

3 Unregistered Pooled
Investment Vehicles
with $46 million in
assets under
management*

98 Other Accounts
with $1.6 billion
in total assets
under management*

Nelso
n
Wooda
rd

3 Registered
Investment Funds with
$3 billion in total
assets under
management.*

3 Unregistered Pooled
Investment Vehicles
with $46 million in
assets under
management*

98 Other Accounts
with $1.6 billion
in total assets
under management*




* As of November 30, 2005.

The following information supplements the chart titled
"Portfolio Manager Compensation/Material Conflicts of
Interest" and is inserted after the disclosure for the Hotchkis & Wiley and J.P. Morgan portfolio managers of the Portfolio.

Compensation Structure and Method(s)/Material Conflicts of
Interest

Dreman

Portfolio Managers Compensation:

The Fund has been advised that the subadvisor has implemented a highly competitive compensation plan which seeks to attract and retain exceptional investment professionals who have demonstrated that they can consistently outperform their respective fund's benchmark.
The compensation plan is comprised of both a fixed component and a variable component. The variable

ASTSAISUP3

3


component is determined by assessing the investment professional's performance measured utilizing both quantitative and qualitative factors.

The subadvisor's investment professionals are each paid a fixed base salary that is determined based on their job function and responsibilities. The base salary is deemed to be competitive with the marketplace and specifically with salaries in the financial services industry by utilizing various salary surveys compiled for the financial services industry specifically investment advisory firms.
The variable component of the subadvisor's compensation plan which takes the form of a cash bonus combined with either stock appreciation rights grants or outright stock grants is discretionary and is designed to reward and retain investment professionals including portfolio managers and research analysts for their contributions to the Fund's performance relative to its benchmark.

Investment professionals may receive equity in the form of units or fractional units of membership interest in the subadvisor or they may receive stock appreciation rights which enable them to participate in the growth of the firm. The subadvisor's membership units are valued based on a multiple of net profits so grants of stock appreciation rights which vest over a specified term will result in additional compensation as net profits increase.
Investment professionals also participate in the subadvisor's profit sharing plan, a defined contribution plan that allows the subadvisor to contribute up to twenty-five percent of an employee's total compensation, subject to various regulatory limitations, to each employee's profit sharing account. The subadvisor's profit sharing plan is a non-discriminatory plan which benefits all employees of the firm including both portfolio managers and research analysts. Contributions to the subadvsior's profit sharing plan vest over a specified term. Finally all employees of the subadvisor including investment professionals receive additional fringe benefits in the form of subsidized medical and dental and group-term and life insurance coverage.

The basis for determining the variable component of an investment professional's total compensation is determined through a subjective process which evaluates an investment professional performance against several quantitative and qualitative factors including the following:

Quantitative factors:

(i) Relative ranking of the Fund's performance against its peers in the one, three and five year pre-tax investment performance categories. The Fund's performance is evaluated against peers in its fund category and performance is ranked from one to four on a declining scale depending on the quartile in which the portfolio manager's absolute performance falls. The portfolio manager is rewarded on a graduated scale for outperforming relative to his peers.

(ii)            Relative performance of the Fund's
performance against the pre-determined indices for the product strategy against which the Fund's performance is measured. The portfolio manager is rewarded on a graduated scale for outperforming relative to the fund's benchmark index.

(iii)           Performance of the Fund's portfolio
measured through attribution analysis models which analyses the portfolio manager's contribution from both an asset allocation or sector allocation perspective and security selection perspective. This factor evaluates how the investment professional performs in linking performance with the client's investment objective including investment parameters and risk and return objectives. This factor may include some qualitative characteristics.

Qualitative factors:

(i) Ability to work well with other members of the investment professional team and mentor junior members

(ii) Contributions to the organizational overall success with new product strategies

(iii) Other factors such as contributing to the team in a leadership role and by being responsive to requests for assistance

The following table identifies the fund's portfolio manager(s); their role in managing the portfolio; their length of investment experience and business experience over the last five years.

Conflicts of Interest:

In addition to managing the assets of the Fund, the portfolio manager may manage other client accounts of the subadvisor. The tables below show, for each portfolio manager, the number and asset size of (1) SEC registered investment companies other than the Fund, (2) pooled investment vehicles that are not registered investment companies and (3) other accounts (e.g., accounts managed for individuals or organizations) managed by each portfolio manager. The tables also show the number of performance based fee accounts, as well as the total assets of the accounts for which the advisory fee is based on the performance of the account. This information is provided as of the Fund's most recent fiscal year end.

The subadvisor manages clients' accounts using a contrarian value investment strategy. For both its large capitalization and small capitalization strategies the subadvisor utilizes a model portfolio and rebalances clients accounts whenever changes

ASTSAISUP3

4



are made to the model portfolio.  In addition the
subadvisor aggregates its trades and allocates the trades
to all clients accounts in an equitable manner.  The
subadvisor strongly believes aggregating its orders protect
all clients from being disadvantaged by price or time
execution.  The model portfolio approach and the trade
aggregation policy of the subadvisor eliminates any
potential or apparent conflicts of interest that could
arise when a portfolio manager has day-to-day portfolio
management responsibilities with respect to more than one
fund or account.   The subadvisor does not receive any
performance-based fees from any of its accounts with the exception of a hedge fund that is managed by an affiliated firm. However the hedge funds are treated like any other client account and trades done for the fund are generally aggregated with trades done for its regular client accounts.

The subadvisor's investment professional are compensated in the same manner for all client accounts irrespective of the type of account.

The following information supplements the table entitled
"Portfolio Manager Securities Ownership" and is inserted after the disclosure for the Hotchkis & Wiley and J.P.
Morgan portfolio managers of the Portfolio.





Portfolio
Manager(s)

Ownership of
Trust
Securities

David N. Dreman of
Dreman

None

Nelson Woodard of
Dreman

None




C.             Effective on or about March 20, 2006,
Dreman will join J.P. Morgan, Lee Munder Investments, Ltd.
("Lee Munder"), Integrity Asset Management ("Integrity") and Salomon Brothers Asset Management Inc. ("SaBAM") as sub-advisors to the AST Small-Cap Value Portfolio.

The following supplements the table titled " Sub-advisory
Fee Rates" and is inserted after the disclosure of J.P.
Morgan, Lee Munder, Integrity and SaBAM's fee rates for the Portfolio.

Sub-advisory Fee Rates



Sub-
advis
or

Fee

Drema
n

0.40% of average daily net assets to $200 million; 0.35% of average daily net assets from $200 million to $500 million;
and 0.30% of average daily net assets over $500 million



The following information supplements the chart titled
"Portfolio Managers" and is inserted after the disclosure for the J.P. Morgan, Lee Munder, Intergity and SaBAM portfolio managers of the Portfolio.

Compensation Structure and Method(s)/Material Conflicts of
Interest

Dreman

Portfolio Managers Compensation:

The Fund has been advised that the subadvisor has implemented a highly competitive compensation plan which seeks to attract and retain exceptional investment professionals who have demonstrated that they can consistently outperform their respective fund's benchmark.
The compensation plan is comprised of both a fixed component and a variable component. The variable component is determined by assessing the investment professional's performance measured utilizing both quantitative and qualitative factors.

The subadvisor's investment professionals are each paid a fixed base salary that is determined based on their job function and responsibilities. The base salary is deemed to be competitive with the marketplace and specifically with salaries in the financial services industry by utilizing various salary surveys compiled for the financial services industry specifically investment advisory firms.
The variable component of the subadvisor's compensation plan which takes the form of a cash bonus combined with either stock appreciation rights grants or outright stock grants is discretionary and is designed to reward and retain investment professionals including portfolio managers and research analysts for their contributions to the Fund's performance relative to its benchmark.

Investment professionals may receive equity in the form of units or fractional units of membership interest in the subadvisor or they may receive stock appreciation rights which enable them to participate in the growth of the firm. The subadvisor's membership units are valued based on a multiple of net profits so grants of stock appreciation rights which vest over a specified term will result in additional compensation as net profits increase.
Investment professionals also participate in the subadvisor's profit sharing plan, a defined contribution plan that allows the subadvisor to contribute up to twenty-five percent of an employee's total compensation, subject to various regulatory limitations, to each employee's profit sharing account. The subadvisor's profit sharing plan is a non-discriminatory plan which benefits all employees of the firm including both portfolio managers and research analysts. Contributions to the subadvsior's profit sharing plan vest over a specified term. Finally all employees of the subadvisor including investment professionals receive additional fringe benefits in the form of subsidized

ASTSAISUP3

5


medical and dental and group-term and life insurance coverage.

The basis for determining the variable component of an investment professional's total compensation is determined through a subjective process which evaluates an investment professional performance against several quantitative and qualitative factors including the following:

Quantitative factors:

(iv) Relative ranking of the Fund's performance against its peers in the one, three and five year pre-tax investment performance categories. The Fund's performance is evaluated against peers in its fund category and performance is ranked from one to four on a declining scale depending on the quartile in which the portfolio manager's absolute performance falls. The portfolio manager is rewarded on a graduated scale for outperforming relative to his peers.

(v)            Relative performance of the Fund's
performance against the pre-determined indices for the product strategy against which the Fund's performance is measured. The portfolio manager is rewarded on a graduated scale for outperforming relative to the fund's benchmark index.

(vi) Performance of the Fund's portfolio measured through attribution analysis models which analyses the portfolio manager's contribution from both an asset allocation or sector allocation perspective and security selection perspective. This factor evaluates how the investment professional performs in linking performance with the client's investment objective including investment parameters and risk and return objectives. This factor may include some qualitative characteristics.

Qualitative factors:

(i) Ability to work well with other members of the investment professional team and mentor junior members

(ii) Contributions to the organizational overall success with new product strategies

(iii) Other factors such as contributing to the team in a leadership role and by being responsive to requests for assistance

The following table identifies the fund's portfolio manager(s); their role in managing the portfolio; their length of investment experience and business experience over the last five years.

Conflicts of Interest:

In addition to managing the assets of the Fund, the portfolio manager may manage other client accounts of the subadvisor. The tables below show, for each portfolio manager, the number and asset size of (1) SEC registered investment companies other than the Fund, (2) pooled investment vehicles that are not registered investment companies and (3) other accounts (e.g., accounts managed for individuals or organizations) managed by each portfolio manager. The tables also show the number of performance based fee accounts, as well as the total assets of the accounts for which the advisory fee is based on the performance of the account. This information is provided as of the Fund's most recent fiscal year end.

The subadvisor manages clients' accounts using a contrarian
value investment strategy.  For both its large
capitalization and small capitalization strategies the
subadvisor utilizes a model portfolio and rebalances
clients accounts whenever changes are made to the model
portfolio.  In addition the subadvisor aggregates its
trades and allocates the trades to all clients accounts in
an equitable manner.  The subadvisor strongly believes
aggregating its orders protect all clients from being
disadvantaged by price or time execution.  The model
portfolio approach and the trade aggregation policy of the
subadvisor eliminates any potential or apparent conflicts
of interest that could arise when a portfolio manager has
day-to-day portfolio management responsibilities with
respect to more than one fund or account.   The subadvisor
does not receive any performance-based fees from any of its accounts with the exception of a hedge fund that is managed by an affiliated firm. However the hedge funds are treated like any other client account and trades done for the fund are generally aggregated with trades done for its regular client accounts.

The subadvisor's investment professional are compensated in the same manner for all client accounts irrespective of the type of account.

The following information supplements the table titled
"Portfolio Manager Securities Ownership" and is inserted after the disclosure for the Hotchkis & Wiley and J.P.
Morgan portfolio managers of the Portfolio.





Portfolio
Manager(s)

Ownership of
Trust
Securities

David N. Dreman of
Dreman

None

Nelson Woodard of
Dreman

None




ASTSAISUP3

6





19

ASTSUPP104